Exhibit 99.1

GREENBACKER RENEWABLE ENERGY COMPANYSM 230 Park Ave, Suite 1560 New York, NY 10169 www.greenbackercapital.com

May 1, 2024

Dear Greenbacker Shareholder,

We are writing to share an update regarding our strategic plans for Greenbacker Renewable Energy Company LLC (“Greenbacker,” “GREC,” or “the Company”). We believe that taking the steps below will allow us to continue to build value for our shareholders as we work together to address the transition to a clean energy future.

Today we are announcing that we are suspending the monthly distribution through the end of 2024, with a plan to reevaluate the position at the end of this year with a view to possibly reinstating a distribution commencing on January 1, 2025.

As we explain below, this step—along with others we are taking—will facilitate the reallocation of capital to building out our pre-operating fleet. By supporting the conversion of a significant amount of gigawatts (GW) under our control to operational, revenue-generating assets, we expect to double the revenue- generating GW of our operating fleet by 2027.1

Rebalancing Priorities toward Future Growth

Since launching Greenbacker, we have centered on four core shareholder objectives:

1)	Investing in the energy transition
2)	Delivering total shareholder return
3)	Supporting a sustainable distribution
4)	Providing shareholder liquidity

These remain top of mind for us, and we believe that that it has been in shareholders’ best interests that we rebalance certain of these priorities in the short term to support delivering on all of these objectives in the longer term.

Suspending Distributions to Capitalize on Near-Term Opportunities

The GREC power portfolio encompasses hundreds of solar, wind, and energy storage projects across the country, representing approximately 3.3 GW of clean power generation and storage capacity, both operational and pre-operational.2 Our assets provide critical, sustainable power, primarily to highly credit- worthy, well recognized counterparties who typically procure power under long-term, fixed price contracts.

At this point in GREC’s evolution, building value for our shareholders requires that we take steps to ensure we have access to sufficient capital to construct the pre-operational projects we have in our pipeline, such that they can start generating revenue through the sale of electricity.

In order to preserve cashflows in the short term, following the distribution payment on May 1, Greenbacker will be suspending shareholder distributions through the remainder of 2024. We plan to reevaluate toward the end of the year, for the possibility of reinstating a distribution commencing January 1, 2025.

In addition, we are taking a series of steps beyond suspending distributions, including recycling capital through the divestiture of certain non-core assets and reopening GREC to additional share capital from our existing investors.

In 2023, we increased our operating fleet to 1.5 GW, contributing to an annual operating revenue of $181.2 million. By 2027, by taking the steps above, we expect to have doubled the capacity of our operating fleet. As these additional assets become operational and begin producing and selling electricity, we expect to see strong growth in revenues and cashflows which can contribute to future distributions. In 2027, we anticipate total operating revenue to exceed $350 million.3

We remain focused on creating value and returning capital to shareholders, while fostering a vibrant business that provides investors a differentiated and compelling value proposition through direct access into investment opportunities arising from the massive capital need as the world transitions to a clean energy future. To date, GREC has raised over $1.6 billion in equity capital, and paid over $0.4 billion in distributions to investors. Bloomberg New Energy Finance estimates that reaching a net-zero emissions world by 2050 will require nearly $5 trillion of annual investment between 2024 and 2030.4

Building Our Largest Asset to Date

Chief among the opportunities in our pre-operational pipeline is expediting the construction of Greenbacker’s largest clean energy asset to date, a 685 MWdc / 500 MWac solar project. When this project reaches commercial operation, it is expected to be the largest solar energy project in New York, where it will be a key component of the state’s decarbonization efforts.

That project was recently awarded a long-term power purchase agreement with an investment-grade counterparty, which is why we are now moving forward to commence construction in the coming months. In aggregate, we expect to outlay over $800 million in capital investment, funded in part by the capital we reallocate from the distributions and by the other steps outlined in this letter, in combination with standard project finance. We also have a pipeline of assets in addition to this one that we expect will, once constructed, generate revenues for the benefit of our shareholders.

As we mentioned earlier, our 1.5 GW of operating assets contributed to over $181 million of operating revenue in 2023. With the completion of the assets in our pipeline, this will take us to 3.3 GW of operating assets, which—together with growth in our Investment Management business—are expected to generate annual revenue of over $350 million in 2027.5

Recycling Capital and Repurchasing Shares by Divesting Non-Core Assets

We are currently engaged in a thorough assessment of the GREC fleet, with a view to potentially divest certain of our current investments where, as an active portfolio manager, we can unlock capital either for reinvestment or to return to our investors, through distributions or share repurchases as appropriate. Initial estimates suggest that around 0.2 GW, or 6.1% of our fleet, could meet the criteria for such transactions.

Planned Reopening of GREC to Existing Shareholders

In addition to increasing liquidity through the distribution suspension and potential asset sales, we are also planning to present to our existing shareholders the opportunity to invest more capital in the Company, which may be structured as a rights offering, with participation eligibility to be determined in line with regulatory considerations. For clarity, this rights offering would be an offer to shareholders to purchase additional shares in the Company at a discount. This letter does not constitute an offer to buy securities of the Company. Any such offering by the Company will only be made by means of a private placement memorandum that is distributed at the time such offering commences.

More to Come

We believe that the strategy we have laid out above will support the creation of long-term value for the Company and our shareholders.

We are committed to keeping our shareholders informed and providing detailed updates on the progress of these initiatives, as well as opportunities for involvement. We plan to provide more information on our capital raising initiatives within the next 60 days.

Thank you for your trust and investment in Greenbacker, and your continued support of our mission to empower a sustainable world. If you have any general questions regarding your investment, please don’t hesitate to contact us at (833) 404-4104 or visit www.greenbackercapital.com.

Sincerely,

Charles Wheeler

Chief Executive Officer

Greenbacker Renewable Energy Company LLC

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in its expectations.

1 Estimated timelines are as of December 31, 2023. Timelines may change or be adjusted based on market conditions.

2 Data as of December 31, 2023.

3 Represents forward looking guidance. Please see our forward-looking statement disclosure.

4 “Energy Transition Investment Trends,” BloombergNEF, January 30, 2024.

5 Represents forward looking guidance. Please see our forward-looking statement disclosure.